Exhibit 99.1

     First Quarter 2006 Earnings Reported by Pacific Energy Partners, L.P.

     LONG BEACH, Calif.--(BUSINESS WIRE)--May 3, 2006--Pacific Energy Partners, L.P. (NYSE:PPX) (the "Partnership") announced that net income for the three months ended March 31, 2006, was $11.6 million, or $0.30 per limited partner unit, compared to net income of $3.4 million, or $0.17 per limited partner unit, in the first quarter of 2005. Recurring net income for the first quarter of 2005 was $10.3 million, or $0.34 per limited partner unit. Recurring net income for the 2005 quarter excluded a $2.0 million insurance deductible associated with the Line 63 oil release, a $3.1 million expense for the accelerated vesting of restricted units under the Partnership's long-term incentive plan that resulted from the change of control of the general partner and $1.8 million of transaction costs related to the change of control.
     The results for the first quarter of 2006 reflect the benefit of the September 30, 2005, acquisition of refined products terminals and a refined products pipeline from Valero L.P. and increased margins for Pacific Marketing and Transportation ("PMT"). Partially offsetting these increases were income reductions in the Rocky Mountain region caused by substantial downtime at a major Rocky Mountain refinery and lower tank utilization at Pacific Terminals. The Partnership incurred higher interest expense in the first quarter of 2006 and there were approximately 32% more units outstanding compared to the 2005 quarter, both attributable to the financing of the Valero asset acquisition. General and administrative costs were also higher this quarter.
     On April 21, 2006, the Partnership announced an increase in its cash distribution of $0.0125 per unit to $0.5675 per unit for the first quarter of 2006, or $2.27 per unit annualized. This represents an increase of 2.3% over the fourth quarter 2005 distribution level and 10.7% over the first quarter 2005 distribution level. The distribution will be paid on May 12, 2006, to holders of record as of May 1, 2006.
     "We are pleased to be able to increase our cash distribution again this quarter," said Irv Toole, President and CEO. "Although net income per unit for the first quarter was below our previous guidance, due in large part to the impact of the unplanned Rocky Mountain refinery downtime, our outlook for the full year remains positive due to the number and quality of organic growth projects that are currently under construction or scheduled to commence construction later this year. We look forward to additional increases in our distributions as we complete these projects and continue to make accretive acquisitions."
     Distributable cash flow available to the limited partners' interest for the first quarter of 2006 was $21.5 million, compared to $13.0 million in the first quarter of 2005. On a weighted average and diluted basis, there were 39,313,000 limited partner units outstanding during the first quarter of 2006 compared to 29,673,000 units outstanding in the 2005 quarter. EBITDA (earnings before interest, tax, depreciation and amortization expenses) was $31.0 million for the three months ended March 31, 2006, compared to $16.1 million in the first quarter of 2005.

     OPERATING RESULTS BY SEGMENT

     WEST COAST BUSINESS UNIT

     Operating income was $17.6 million for the three months ended March 31, 2006, compared to $9.7 million in the corresponding period in 2005, which period included a $2.0 million insurance deductible expense relating to an oil release. This increase was primarily due to increased margins for Pacific Marketing and Transportation and the addition of the Northern California and East Coast terminals that were acquired on September 30, 2005, from Valero L.P. The Northern California terminals are operating at 100% capacity with 450,000 barrels of additional storage capacity currently under construction at Martinez. This storage is scheduled to be operational early in the third quarter of 2006. Due to strong customer demand, it is expected that the capital budget for the West Coast Business Unit will be increased later this year to construct additional storage capacity at Martinez. At the East Coast terminals, an expansion of ethanol storage, handling and blending capabilities will become operational in the second quarter.
     PMT's margins in the first quarter of 2006 were significantly higher than in the prior year's quarter. In the 2005 quarter, pricing pressures from steeply discounted crude oil imports and an unfavorable purchase contract which expired on March 31, 2005, adversely affected margins. In addition, crude oil contracts acquired on July 1, 2005, benefited PMT's business in the current quarter.
     During the first quarter, the impact of the West Coast pipeline volume decline was largely offset by tariff increases on Line 2000 and Line 63, and a substantial increase in Bakersfield delivery volumes. West Coast volumes transported to Los Angeles for the three months ended March 31, 2006 were approximately 14% lower than in the first quarter of 2005. The primary reasons for the variance were natural production declines, third-party production problems, and higher than normal San Francisco area refinery turnarounds in the first quarter of 2005 which resulted in increased volumes transported south to Los Angeles area refineries. Partly offsetting this impact, on May 1, 2005, Line 2000 tariffs were increased by $0.065 per barrel, and on August 1, 2005, a temporary surcharge of $0.10 per barrel was implemented on Line 63 long-haul movements to recover the costs of the oil release and other storm related damages experienced last winter. In addition, deliveries to Bakersfield refineries almost doubled from the prior year quarter, as a result of pipeline modifications in the San Joaquin Valley completed October 1, 2005, which increased delivery capacity to the Bakersfield area refineries.
     Pacific Terminals' storage utilization was 8% lower than in the first quarter of 2005 when a record utilization of 94% was achieved. This was the result of extensive refinery maintenance and resultant demand for black oil storage in the prior year quarter. There are currently two major profit generating projects under construction: the reactivation of 600,000 barrels of storage at the Alamitos terminal and infrastructure changes to increase pumping capacity and improve operating efficiencies. These projects are expected to be completed in the second half of 2006.

     PIER 400

     The Partnership continues to advance development of the Pier 400 deepwater import terminal in the Port of Los Angeles. As previously announced, long term volume commitments have been signed by Valero and ConocoPhillips, and it is anticipated that with additional customer commitments that are currently being negotiated, the estimated 250,000 barrels per day of offloading capacity will be fully subscribed. The draft environmental impact report is expected to be issued in the second quarter of 2006, and the Partnership expects to receive the permits necessary to begin construction in first quarter 2007. Completion of construction and start-up are expected in the first half of 2008. The total investment is now estimated at $315 million and provides for four million barrels of storage capacity. The cost estimate was increased by approximately $65 million, principally to add an additional 1.0 million barrels of storage capacity with a commensurate increase in expected revenues.

     ROCKY MOUNTAIN BUSINESS UNIT

     Operating income was $9.8 million for the three months ended March 31, 2006, compared to $9.6 million in the corresponding period in 2005. Extensive downtime in the first quarter of 2006 at a major Rocky Mountain refinery had a significant impact on income. Volumes transported south on the Rangeland system were down 16% compared to the first quarter of 2005, and lower volumes were also experienced on the Rocky Mountain Products Pipeline. In addition, the refinery downtime negatively impacted the pricing of crude oil inventory at the end of the quarter. Volumes on the Western Corridor and Salt Lake City Core pipeline systems increased by 8% and 14%, respectively.
     Several significant capital initiatives were accomplished in the first quarter of 2006. Construction of the initiating facility for synthetic crude oil in Edmonton, Alberta, was completed in March 2006, and initial movements of synthetic crude oil began. This connection provides direct access to synthetic crude oil in Edmonton for delivery through the Partnership's pipeline systems to U.S. Rocky Mountain refineries. In addition, to facilitate the movement and maintain the quality of synthetic crude oil, three 120,000 barrel tanks were constructed at storage facilities along the pipeline system.
     As previously announced, the Partnership is proceeding with the construction of a new 16-inch crude oil pipeline from the terminus of Frontier Pipeline near Evanston, Wyoming to the Salt Lake City, Utah refining complex. This new pipeline, which will be 91 miles in length, will be able to transport multiple grades of crude oil in segregated batches and will provide 95,000 barrels per day of capacity to meet increased crude oil demand in Salt Lake City. The project will be constructed in two phases, the first to be completed in the fourth quarter of 2006 and the second to be completed by October 2007. The total cost for both phases of the project is expected to be approximately $77 million and is supported by firm, 10-year transportation agreements with four Salt Lake City refiners.
     In addition, a subsidiary of the Partnership signed a transportation agreement with Frontier Oil and Refining Company to construct a 24-inch crude oil pipeline, approximately 10 miles in length, from Guernsey, Wyoming to its Fort Laramie, Wyoming tank farm and a 16-inch crude oil pipeline, approximately 85 miles in length, from Fort Laramie to Frontier Oil's Cheyenne refinery, in exchange for Frontier Oil's ten year firm commitment to ship 35,000 barrels per day and lease approximately 300,000 barrels of storage capacity at Fort Laramie to support the construction of the new pipeline. The total project cost is estimated at $59 million. Construction will begin in the second quarter of 2006 and is expected to be completed in the second quarter of 2007. Initial capacity will be 55,000 barrels per day which can be expanded to a capacity of 90,000 barrels per day.

     CORPORATE ITEMS

     General and administrative expenses were $6.9 million in the first quarter of 2006, approximately $1.7 million higher than in the first quarter of 2005. This increase was associated with support of newly acquired assets, professional fees, and costs of a new LB Pacific, LP option plan, which are required by generally accepted accounting principles to be recorded as a Pacific Energy expense even though the plan is funded by LB Pacific, LP, not the Partnership. The first quarter general and administrative expenses, which include audit and Schedule K-1 costs, were higher than are expected to be incurred in each quarter of the remainder of 2006.
     Interest expense was $9.1 million for the first quarter of 2006, $3.5 million greater than in the same period of 2005, due to the increase in debt for the new assets, as well as higher floating interest rates.

     LOOKING FORWARD

     For the quarter ending June 30, 2006, Pacific Energy is forecasting net income of $0.39 to $0.45 per unit and EBITDA of $35 million to $38 million. For full year 2006, Pacific Energy is forecasting net income of $1.53 to $1.63 per unit and EBITDA of $142 million to $151 million.
     For the full year, Pacific Energy is projecting total capital expenditures of $166 million, including $150 million for expansion projects, $7 million for transition capital projects, and $9 million for sustaining capital projects. The $44 million increase from first quarter's estimates includes expenditures associated with the Salt Lake City and Cheyenne pipeline projects described above.

     OTHER MATTERS

     The Partnership will host a conference call at 2:00 p.m. EDT (11:00 a.m.
PDT) on Thursday, May 4, 2006, to discuss the results of the first quarter of 2006. Please join Pacific Energy at www.PacificEnergy.com for the live broadcast. The call, with questions and answers, will continue to be available on the Partnership's web site following the call.

     About Pacific Energy:

     Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. Pacific Energy generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities and by providing other terminaling services. Pacific Energy also buys and sells crude oil, activities that are generally complementary to its crude oil operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and Alberta, Canada.

     This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.
     For additional information about the partnership, please visit www.PacificEnergy.com.


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)


                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
                                                      2006     2005
                                                     -------- --------
Operating revenues:
  Pipeline transportation revenue                    $33,857  $28,037
  Storage and terminaling revenue                     20,086   10,322
  Pipeline buy/sell transportation revenue             9,699    9,106
  Crude oil sales, net of purchases                    6,809    1,782
                                                     -------- --------
    Net revenues                                      70,451   49,247
                                                     -------- --------

Expenses:
  Operating                                           33,419   21,754
  General and administrative                           6,873    5,172
  Accelerated long-term incentive plan compensation
   expense                                                --    3,115
  Line 63 oil release costs                               --    2,000
  Transaction costs(1)                                    --    1,807
  Depreciation and amortization                       10,002    6,529
                                                     -------- --------
    Total expenses                                    50,294   40,377
                                                     -------- --------

Share of net income of Frontier                          398      357
                                                     -------- --------

Operating income                                      20,555    9,227

Interest expense                                      (9,088)  (5,598)
Other income                                             443      353
                                                     -------- --------

Income before income tax expense                      11,910    3,982
                                                     -------- --------

Income tax (expense) benefit:
  Current                                               (394)    (732)
  Deferred                                                98      171
                                                     -------- --------
                                                        (296)    (561)
                                                     -------- --------

Net income                                           $11,614   $3,421
                                                     ======== ========

Net loss for the general partner interest(2)            $(19) $(1,702)
                                                     ======== ========
Net income for limited partner interests(2)          $11,633   $5,123
                                                     ======== ========

Weighted average units outstanding:
  Basic                                               39,301   29,655
  Diluted                                             39,313   29,673

Basic and diluted net income per limited partner
 unit                                                  $0.30    $0.17
                                                     ======== ========


(1)Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner in the first quarter of 2005. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a partner's capital contribution.

(2)See "General Partner and Limited Partners Allocation of Net Income"
   schedule included herein.



                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
                            (In thousands)

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 March      December
                                                   31,         31,
                                                  2006        2005
                                               ----------- -----------
Assets
Current assets                                   $206,186    $192,115
Property and equipment, net                     1,205,642   1,185,534
Intangible assets                                  68,426      69,180
Investment in Frontier Pipeline Company             8,089       8,156
Other assets                                       17,907      21,467
                                               ----------- -----------
        Total assets                           $1,506,250  $1,476,452
                                               =========== ===========
Liabilities and Partners' Capital
Current liabilities                              $160,997    $156,187
Long-term debt                                    600,985     565,632
Deferred income taxes                              35,631      35,771
Environmental and other long term liabilities      20,433      20,623
Partners' capital                                 688,204     698,239
                                               ----------- -----------
        Total liabilities and partners'
         capital                               $1,506,250  $1,476,452
                                               =========== ===========


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
                                                       2006     2005
                                                     -------- --------
Cash flows from operating activities:
  Net income                                         $11,614   $3,421
  Depreciation, amortization, non-cash employee
   compensation under long-term incentive plan,
   deferred tax benefit and Frontier(1) adjustment    11,401    9,346
  Net changes in operating assets and liabilities    (17,000)   3,091
                                                     -------- --------
      Net cash provided by operating activities        6,015   15,858
Cash flows from investing activities:
  Acquisitions                                        (2,361)      --
  Net additions to property and equipment            (24,158)  (4,389)
  Other                                                  110      129
                                                     -------- --------
      Net cash used in investing activities          (26,409)  (4,260)
Cash flows from financing activities:
  Proceeds from bank credit facilities                74,417   26,833
  Repayment of bank credit facilities                (37,366) (25,854)
  Deferred financing costs                                --     (600)
  Distributions to partners                          (22,516) (15,114)
  Capital contribution from the general partner           --    2,438
  Related parties                                       (229)    (661)
                                                     -------- --------
      Net cash provided by (used in) financing
       activities                                     14,306  (12,958)
  Effect of exchange rate changes on cash                (32)      74
                                                     -------- --------

Net decrease in cash and cash equivalents             (6,120)  (1,286)
Cash and cash equivalents, beginning of period        18,064   23,383
                                                     -------- --------
Cash and cash equivalents, end of period             $11,944  $22,097
                                                     ======== ========

(1)Net Cash received from Frontier was $422 and $0 for the three months ended March 31, 2006 and 2005, respectively.



                    PACIFIC ENERGY PARTNERS, L.P.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 AND OPERATING HIGHLIGHTS BY SEGMENT

              Three Months Ended March 31, 2006 and 2005
                             (Unaudited)
                            (In thousands)


                             West     Rocky    Intersegment
                             Coast  Mountain        and
                           Business Business    Intrasegment
                             Unit     Unit    Eliminations(1)  Total
                           -------- --------- --------------- --------
Three Months Ended March
 31, 2006:
  Revenues:
    Pipeline
     transportation
     revenue               $17,163   $18,868         $(2,174) $33,857
    Storage and
     terminaling revenue    20,086        --                   20,086
    Pipeline buy/sell
     transportation
     revenue                    --     9,699                    9,699
    Crude oil sales, net
     of purchases            7,311      (360)           (142)   6,809
                           -------- ---------                 --------
    Net revenue             44,560    28,207                   70,451
                           -------- ---------                 --------
  Expenses:
    Operating expenses      21,432    14,303          (2,316)  33,419
    Depreciation and
     amortization            5,499     4,503                   10,002
                           -------- ---------                 --------
    Total expenses          26,931    18,806                   43,421
                           -------- ---------                 --------
  Share of net income of
   Frontier                     --       398                      398
                           -------- ---------                 --------
  Operating income(2)      $17,629    $9,799                  $27,428
                           ======== =========                 ========

Operating Data (barrels
 per day, in thousands)
 Line 2000 and Line 63
  pipeline volume            118.6
 Rangeland pipeline
  system:
   Sundre - North                       24.7
   Sundre - South                       40.7
 Western Corridor system
  volume                                24.4
 Salt Lake City Core
  system volume                        123.8
 Frontier pipeline volume               48.2
 Rocky Mountain Products
  Pipeline(3)                           61.5

Three Months Ended March
 31, 2005:
  Revenues:
    Pipeline
     transportation
     revenue               $17,443   $12,456         $(1,862) $28,037
    Storage and
     terminaling revenue    10,472        --            (150)  10,322
    Pipeline buy/sell
     transportation
     revenue                    --     9,106                    9,106
    Crude oil sales, net
     of purchases            1,812        --             (30)   1,782
                           -------- ---------                 --------
    Net revenue             29,727    21,562                   49,247
                           -------- ---------                 --------
  Expenses:
    Operating expenses      14,507     9,289          (2,042)  21,754
    Line 63 oil release
     costs(4)                2,000        --                    2,000
    Depreciation and
     amortization            3,477     3,052                    6,529
                           -------- ---------                 --------
    Total expenses          19,984    12,341                   30,283
                           -------- ---------                 --------
  Share of net income of
   Frontier                     --       357                      357
                           -------- ---------                 --------
  Operating income(2)       $9,743    $9,578                  $19,321
                           ======== =========                 ========

Operating Data (barrels
 per day, in thousands)
 Line 2000 and Line 63
  pipeline volume            138.5
 Rangeland pipeline
  system:
   Sundre - North                       21.4
   Sundre - South                       48.2
 Western Corridor system
  volume                                22.5
 Salt Lake City Core
  system volume                        108.7
 Frontier pipeline volume               38.3
 Rocky Mountain Products
  Pipeline(3)                             --

(1)Eliminations are required to account for revenue on services provided by one subsidiary to another.

(2)General and administrative expense and certain other items are not allocated to segments. See "Reconciliation of Operating Income By Segment to Condensed Consolidated Statements of Income" included herein.

(3)Rocky Mountain Products Pipeline was purchased on September 30,
   2005.

(4)On March 23, 2005, there was an oil release of approximately 3,400 barrels in northern Los Angeles County.



                    PACIFIC ENERGY PARTNERS, L.P.

                             (Unaudited)
                            (In thousands)

     RECONCILIATION OF OPERATING INCOME BY SEGMENT TO CONDENSED
                   CONSOLIDATED STATEMENTS OF INCOME


                                                        Three Months
                                                       Ended March 31,
                                                      ----------------
                                                        2006    2005
                                                      -------- -------
Operating income by Business Unit
  West Coast Business Unit                            $17,629  $9,743
  Rocky Mountain Business Unit                          9,799   9,578
                                                      -------- -------
                                                       27,428  19,321
General expenses and other income/(expense):(1)
  General and administrative expense                   (6,873) (5,172)
  Accelerated long-term incentive plan compensation
   expense(2)                                              --  (3,115)
  Transaction costs(3)                                     --  (1,807)
  Interest expense                                     (9,088) (5,598)
  Other income                                            443     353
  Income tax expense                                     (296)   (561)
                                                      -------- -------
Net income                                            $11,614  $3,421
                                                      ======== =======


    GENERAL PARTNER AND LIMITED PARTNERS ALLOCATION OF NET INCOME


                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
                                                       2006     2005
                                                     -------- --------

Net income                                           $11,614   $3,421
                                                     -------- --------
Costs allocated to general partner:
  LBP Option Plan costs(4)                               511       --
  Senior Notes consent solicitation and other
   costs(3)                                               --      893
  Severance costs(3)                                      --      914
                                                     -------- --------
    Total costs allocated to general partner             511    1,807
                                                     -------- --------
Income before costs allocated to general partner      12,125    5,228
Less: Incentive distribution rights payments            (255)      --
                                                     -------- --------
Net income allocable to partners                      11,870    5,228
General partner's share of income                          2%       2%
                                                     -------- --------
General partner allocated share of net income
 allocable to partners                                   237      105
Incentive distribution rights payments                   255       --
Costs allocated to general partner                      (511)  (1,807)
                                                     -------- --------
Net loss allocated to general partner                   $(19) $(1,702)
                                                     ======== ========

Net income allocable to partners                     $11,870   $5,228
Limited partners share of income                          98%      98%
                                                     -------- --------
Limited partners share of net income                 $11,633   $5,123
                                                     ======== ========

Net loss allocated to general partner                   $(19) $(1,702)
Net income allocated to limited partners              11,633    5,123
                                                     -------- --------
Net income                                           $11,614   $3,421
                                                     ======== ========

(1)General and administrative expenses, accelerated long-term incentive plan expense, transaction costs, interest expense, other income and income tax expense are not allocated among the West
   Coast and Rocky Mountain business units.

(2)On March 3, 2005, in connection with the change in control of the Partnership's general partner, all restricted units outstanding under the Long-Term Incentive Plan became immediately vested pursuant to the terms of the grants. The Partnership recognized accelerated compensation expense of $3.1 million relating to the vesting.

(3)Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a partner's capital contribution.

(4)In January 2006, LB Pacific, LP ("LBP"), the owner of our General Partner, granted options under its LBP Option Plan (the "Plan") to certain of our officers and key employees. Under the Plan, participants are granted options to acquire partnership interests in LBP. We are not obligated to pay any amounts to LBP for the benefits granted or paid to our officers and key employees under the Plan, although generally accepted accounting principles require that we record an expense in the Partnership's financial statements with a corresponding increase in the general partner's capital account. For the three months ended March 31, 2006, we recorded compensation expense of $0.5 million relating to the LBP Option Plan.



                    PACIFIC ENERGY PARTNERS, L.P.

                             (Unaudited)
           (Amounts in thousands, except per unit amounts)

       RECONCILIATION OF NET INCOME TO RECURRING NET INCOME(1)



                                                       Three Months
                                                      Ended March  31,
                                                     -----------------
                                                       2006     2005
                                                     -------- --------
Net income                                           $11,614   $3,421
  Add: Line 63 oil release costs(2)                       --    2,000
  Add: Accelerated long-term incentive plan
   compensation expense(3)                                --    3,115
  Add: Transaction costs reimbursed by general
   partner(4)                                             --    1,807
                                                     -------- --------
Recurring net income                                  11,614   10,343
Recurring net income (loss) for the general partner
 interest                                                (19)     207
                                                     -------- --------
Recurring net income for the limited partner
 interest                                            $11,633  $10,136
                                                     ======== ========
Basic and diluted recurring net income per limited
 partner unit                                          $0.30    $0.34
                                                     ======== ========


              RECONCILIATION OF NET INCOME TO EBITDA(5)

                                                       Three Months
                                                      Ended March  31,
                                                     -----------------
                                                       2006     2005
                                                     -------- --------
Net income                                           $11,614   $3,421
Interest expense                                       9,088    5,598
Depreciation and amortization                         10,002    6,529
Income tax expense                                       296      561
                                                     -------- --------
EBITDA                                               $31,000  $16,109
                                                     ======== ========


(1)Recurring net income is a non-GAAP financial measure. This measure is used to more precisely compare year over year net income by eliminating one-time, non-recurring charges. You should not consider Recurring Net Income as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Recurring Net Income may not be comparable to similarly titled measures of other entities.

(2)On March 23, 2005, there was an oil release of approximately 3,400 barrels in northern Los Angeles County. Although this event involved an outlay of cash, we believe these costs are unusual and are not indicative of the Partnership's recurring earnings.

(3)On March 3, 2005, in connection with the change in control of the Partnership's general partner, all restricted units outstanding under the Long-Term Incentive Plan became immediately vested pursuant to the terms of the grants. The Partnership recognized accelerated compensation expense of $3.1 million relating to the vesting.

(4)In 2005, Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner. Generally accepted accounting principles require us to record an expense with the reimbursement shown as a partner's capital contribution.

(5)EBITDA is used as a supplemental performance measure by management to assess (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis, (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness, (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure, and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. You should not consider EBITDA as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our EBITDA may not be comparable to similarly titled measures of other entities. Additional information regarding EBITDA is included in our annual report on Form 10-K for the year ended December 31, 2005.



                    PACIFIC ENERGY PARTNERS, L.P.
      RECONCILIATION OF NET INCOME TO DISTRIBUTABLE CASH FLOW(1)

                             (Unaudited)

                        (Amounts in thousands)


                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2006     2005(4)
                                                   -------- ----------
                                                            (Restated)

Net income                                         $11,614     $3,421
Depreciation and amortization                       10,002      6,529
Amortization of debt issue costs and accretion of
 discount on long-term debt                            606        459
Non-cash employee compensation under long-term
 incentive plan                                        306      1,429
Costs allocated to general partner(2)                  511      1,807
Deferred income tax expense (benefit)                  (98)      (171)
Sustaining capital expenditures                       (817)      (240)
                                                   -------- ----------
  Distributable cash flow(3)                        22,124     13,234
Less net (increase) decrease in operating assets
 and liabilities                                   (17,000)     3,091
Less share of income of Frontier                      (398)      (357)
Add distributions from Frontier                        422         --
Less non-cash employee compensation under long-
 term incentive plan added above                      (306)    (1,429)
Employee compensation under long-term incentive
 plan                                                  356      2,886
Less costs reimbursed by general partner                --     (1,807)
Add sustaining capital expenditures                    817        240
                                                   -------- ----------
  Net cash provided by operating activities         $6,015    $15,858
                                                   ======== ==========
  General partner interest in distributable cash
   flow                                               $646       $265
  Limited partner interest in distributable cash
   flow                                             21,478     12,969
                                                   -------- ----------
  Total distributable cash flow                    $22,124    $13,234
                                                   ======== ==========


(1)Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our annual report on Form 10-K for the year ended December 31, 2005.

(2)In January 2006, LB Pacific, LP ("LBP"), the owner of our General Partner, granted options under its LBP Option Plan (the "Plan") to certain of our officers, and key employees. Under the Plan, participants are granted options to acquire partnership interests in LBP. We are not obligated to pay any amounts to LBP for the benefits granted or paid to our officers and key employees under the Plan, although generally accepted accounting principles require that we record an expense in the Partnership's financial statements with a corresponding increase in the general partner's capital account. For the three months ended March 31, 2006, we recorded compensation expense of $0.5 million relating to the LBP Option Plan. In 2005, Pursuant to an Ancillary Agreement, our general partner reimbursed us $1.8 million for costs incurred in connection with the sale of our general partner. Generally accepted accounting principles require us in each case to record an expense with the reimbursement shown as a partner's capital contribution.

(3)For the three months ended March 31, 2005, distributable cash flow has been reduced by $2.0 million of oil release costs and $1.9 million of cash costs associated with the accelerated vesting of units.

(4)In September 2005, we changed the presentation of Distributable Cash Flow. The previously reported amount of $17.1 million for Distributable Cash Flow for the three months ended March 31, 2005 has been reduced by $2.0 million of oil release costs and $1.9 million of cash costs associated with the accelerated vesting of units.



                    PACIFIC ENERGY PARTNERS, L.P.

      RECONCILIATION OF NET INCOME GUIDANCE TO EBITDA GUIDANCE(1)
                             (Unaudited)

                        (Amounts in millions)


                                   Three Months        Year Ending
                                       Ending       December 31, 2006
                                   June 30, 2006
                                 ----------------- -------------------
                                   Low      High      Low      High
                                 -------- -------- --------- ---------
Net income guidance(2)             $15.5    $17.8     $62.5     $66.5
  Add: Depreciation and
   amortization                     10.0     10.3      41.0      42.5
  Add: Interest expense              9.5     10.0      38.0      40.0
  Add: Income tax expense(3)          --      0.3       0.9       1.5

                                 -------- -------- --------- ---------
Earnings before interest, tax,
 depreciation and amortization
 (EBITDA)                          $35.0    $38.4    $142.4    $150.5
                                 ======== ======== ========= =========

(1)The guidance for the three months ending June 30, 2006 and for the twelve months ending December 31, 2006 are based on assumptions and estimates that we believe are reasonable given our assessment of historical trends, business cycles and other information reasonably available. However, our assumptions and future performance are both subject to a wide range of business risks and uncertainties so no assurance can be provided that actual performance will fall within the guidance ranges. Please see "Forward-Looking Statements" above. These risks and uncertainties, as well as other unforeseeable risks and uncertainties, could cause our actual results to differ materially from those in the table. This financial guidance is given as of the date hereof, based on information known to us as of May 3, 2006. We undertake no obligation to publicly update or revise any forward-looking statements.

(2)Included in the net income guidance for the year ended December 31, 2006 is forecast general and administrative expense of $21 million to $22 million.

(3)Included for the year ended December 31, 2006 is forecast cash tax expense of $3.3 million and a deferred tax benefit of $2.1 million.


     CONTACT: Pacific Energy Partners, L.P.
              Jennifer Shigei, 562-728-2871 (Investor Relations)
              Fax: 562-728-2881
              JShigei@PacificEnergy.com